EXHIBIT 99.1

Launch of Hershey’s SmartZone Nutrition Bars Proceeds
as Motion for Preliminary Injunction is Denied

Hershey, Pa., August 19, 2004 – Hershey Foods Corporation today announced that ZonePerfect Nutrition Company’s request for a preliminary injunction to stop the sale of Hershey’s SmartZone nutrition bar was denied by Judge Richard Stearns of the US District Court for the District of Massachusetts on August 4, 2004. In denying the motion for a preliminary injunction, Judge Stearns noted that he could not conclude that ZonePerfect had established a likelihood of success on the merits. He also noted the “fact that ZonePerfect appears to be attempting to sow consumer confusion by implying that its product is associated with Dr. Sears and his Zone Diet.”

ZonePerfect, a subsidiary of Abbott Laboratories, filed suit against Hershey in April 2004, alleging that Hershey’s product infringes the ZonePerfect trademark. Hershey has denied any infringement. A trial will not occur for at least a year, at which time Hershey’s counterclaims will be heard. These include a claim that ZonePerfect has engaged in false advertising by representing that its products are endorsed by Dr. Sears.

Hershey announced plans in February 2004 to introduce Hershey’s SmartZone nutrition bars, which will be sold in chocolate, peanut butter and chocolate, lemon and strawberry flavors. These new products will be available at retail nationwide beginning in September, as planned, and will be the first nutrition bars to carry the new “Dr. Sears Zone Approved” seal.

Andrew England, Vice President and General Manager, Snacks, Hershey Foods Corporation, commenting on the introduction, said, “Hershey’s SmartZone nutrition bars are innovative products that deliver the superior nutritional benefits of Dr. Sears’ Zone Diet and the great taste consumers expect from Hershey. This launch is another step forward in our strategy of offering consumers a range of healthier snack choices.”

Dr. Sears is one of the world’s leading experts on nutrition. A former research scientist at Boston University School of Medicine and the Massachusetts Institute of Technology, he holds 13 US patents in the areas of drug-delivery systems and dietary control of hormonal response. In 1995, he first published his insights into hormonal effects of food in his landmark book, The Zone, which became a New York Times #1 best seller. He since has published nine additional books on his Zone dietary technology, which have been translated into 22 languages in 40 countries. Zone Labs provides research and development support for Dr. Sears’ effort to bring evidence-based nutrition products to consumers.

Safe Harbor Statement

This release contains statements which are forward-looking. These statements are made based upon current expectations which are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: litigation risks related to the SmartZone trademark; changes in the confectionery and grocery business environment, including actions of competitors and changes in confectionery preferences; customer and consumer response to selling price increases; changes in governmental laws and regulations, including taxes; market demand for new and existing products; changes in raw material and other costs; pension cost factors such as actuarial assumptions, market performance, and employee retirement decisions; adequacy of the Company’s bad debt reserve; the Company’s ability to implement improvements to reduce costs associated with its supply chain; and the Company’s ability to successfully implement its rationalization and realignment initiatives, as discussed in the Company’s annual report on Form 10-K for 2003.

About Hershey Foods Corporation

Hershey Foods Corporation (NYSE: HSY) is a leading snack food company and the largest North American manufacturer of quality chocolate and non-chocolate confectionary products, with revenues of over $4 billion and more than 13,000 employees worldwide. The company markets such well-known brands as Hershey’s, Reese’s, Hershey’s Kisses, Kit Kat, Almond Joy, Mounds, York, Jolly Rancher, Twizzlers, Ice Breakers and Bubble Yum as well as innovative new products such as Swoops and Hershey’s S’mores. In addition to its traditional confectionery products, Hershey offers a range of products specifically developed to address the nutritional interests of today’s health-conscious consumer. These products include sugar-free Hershey’s, Reese’s and York candies, as well as Hershey’s 1 gram Sugar Carb bars for people living a low-carb lifestyle. It also markets Hershey’s cocoa, Hershey’s syrup and other branded baking ingredients, toppings and beverages. Visit us at www.hersheynewsroom.com.

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Media Contact:   Stephanie Moritz 717-508-3238